UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2014

KBS LEGACY PARTNERS APARTMENT REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-54673	27-0668930
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
On October 14, 2014, the board of directors of KBS Legacy Partners Apartment REIT, Inc. (the “Company”) approved a fifth amended and restated share redemption program (the “Fifth Amended Share Redemption Program”).
Pursuant to the Fifth Amended Share Redemption Program, unless the Company is redeeming a stockholder’s shares in connection with a stockholder’s death, “qualifying disability,” or “determination of incompetence” (both as defined in the Fifth Amended Share Redemption Program document and together with redemptions in connection with a stockholder’s death, “Special Redemptions”), once the Company establishes an estimated value per share for a purpose other than to set the price to acquire a share in one of the Company’s now-terminated primary public offerings, the price at which the Company will redeem the shares of a qualifying stockholder is as follows:

i.	for those shares held by the redeeming stockholder for at least one year, 92.5% of the Company’s most recent estimated value per share as of the applicable redemption date;

ii.	for those shares held by the redeeming stockholder for at least two years, 95.0% of the Company’s most recent estimated value per share as of the applicable redemption date;

iii.	for those shares held by the redeeming stockholder for at least three years, 97.5% of the Company’s most recent estimated value per share as of the applicable redemption date; and

iv.	for those shares held by the redeeming stockholder for at least four years, 100% of the Company’s most recent estimated value per share as of the applicable redemption date.
In addition, the Fifth Amended Share Redemption Program permits the Company’s board of directors to increase or decrease the funding available for the redemption of shares upon ten business days’ notice to the Company’s stockholders. The Company may provide notice of a funding increase or decrease by including such information in a Current Report on Form 8-K, a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K, all publicly filed with the Securities and Exchange Commission, or by a separate mailing to its stockholders.
There were no other material changes in the Fifth Amended Share Redemption Program. The Fifth Amended Share Redemption Program will be effective on November 16, 2014, and as a result will be effective on the November 2014 redemption date, which is November 28, 2014. This will have no effect on the price at which the Company will redeem shares until the Company establishes an estimated value per share for a purpose other than to set the price to acquire a share in one of the Company’s now-terminated primary public offerings, which estimated value per share the Company expects to establish in December 2014.
Pursuant to the share redemption program currently in effect (the “Fourth Amended Share Redemption Program”), the Company may redeem only the number of shares that it could purchase with the amount of the net proceeds from the sale of shares under its dividend reinvestment plan during the prior calendar year; provided that the Company may not redeem more than $2.0 million of shares in the aggregate during any calendar year. Furthermore, during any calendar year, once the Company has redeemed $1.5 million of shares under the Fourth Amended Share Redemption Program, including shares redeemed pursuant to Special Redemptions, the remaining $0.5 million of the $2.0 million annual limit shall be reserved exclusively for Special Redemptions. In establishing the $2.0 million limitation, the Company’s board of directors considered the $2.0 million of redemptions processed during the 2013 calendar year and the cash requirements necessary to effectively manage the Company’s assets.
In August 2014, the Company had exhausted $1.5 million of funds available for redemptions and thus, because of the limitations on the dollar value of shares that may be redeemed under the Fourth Amended Share Redemption Program, as described above, which limitations will continue to be in effect after the effectiveness of the Fifth Amended Share Redemption Program, the Company will not be able to process ordinary redemptions for the remainder of 2014. For the remainder of 2014, the Company will only be able to process Special Redemptions. As a result, only shares redeemed pursuant to Special Redemptions in December 2014 will be affected by the amendments in the Fifth Amended Share Redemption Program, with such shares being redeemed at the estimated value per share that the Company expects to establish in December 2014. When the $2.0 million annual limitation is reset in 2015, all redemptions will be affected by the amendments in the Fifth Amended Share Redemption Program and will be processed at the prices referenced above.
The board of directors may amend, suspend or terminate the Fifth Amended Share Redemption Program for any reason upon thirty days’ notice to the Company’s stockholders. The Company may provide such notice by including such information in a Current Report on Form 8-K, a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K, all publicly filed with the Securities and Exchange Commission, or by a separate mailing to its stockholders.
The complete Fifth Amended Share Redemption Program is filed as an exhibit to this Current Report on Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Ex.	Description

99.1	Fifth Amended and Restated Share Redemption Program

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS LEGACY PARTNERS APARTMENT REIT, INC.

Dated: October 17, 2014	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer, Treasurer and Secretary